EXECUTION




                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-9

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                      dated April 24, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                             October 27, 1997
Cherry Hill, NJ 08002



           PaineWebber Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-9 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-9 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-24935). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pools: The Series 1997-9 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools ("Pool 1" and "Pool 2," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of Pool 1: $501,157,486 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 1 will be not less than $475,000,000 or greater than $525,000,000.

           (b)  Aggregate Principal Amount of Pool 2:
      $350,732,153 aggregate principal balance as of the Cut-off
      Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the

      Offered Certificates in Pool 2 will be not less than $332,500,000 or greater than $367,500,000.

           (c) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in both Mortgage Pools shall be between 20 and 30 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                 Principal       Interest        Class Purchase
Class             Balance          Rate         Price Percentage
-----             -------          ----         ----------------
Class 1-A1      $20,245,000.00     6.750%          99.273400%
Class 1-A2       16,190,000.00     6.750           99.273400
Class 1-A3       18,554,000.00     6.750           99.273400
Class 1-A4       14,167,000.00     6.750           99.273400
Class 1-A5       13,544,000.00     6.750           99.273400
Class 1-A6       76,620,000.00     7.000           99.273400
Class 1-A7        8,065,445.00     7.000           99.273400
Class 1-A8        5,975,000.00     7.000           99.273400
Class 1-A9       35,843,000.00     7.000           99.273400
Class 1-A10       7,550,000.00     7.000           99.273400
Class 1-M         7,768,000.00     7.250           98.538310
Class 1-B1        4,761,000.00     7.250           97.772610
Class 1-B2        3,758,500.00     7.250           96.200080
Class R                 100.00     7.250           99.273400
Class RL                100.00     7.250           99.273400
Class 2-M         5,436,500.00     7.000           98.717020
Class 2-B1        3,332,000.00     7.000           97.708870
Class 2-B2        2,630,500.00     7.000           95.946690


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, October 30, 1997 (the "Closing Date").

           Section 4.  Required Ratings:  The Offered
Certificates, other than the Class 1-M and Class 2-M Certificates

(together, the "Class M Certificates"), the Class 1-B1 and Class 2-B1 Certificates (together, the "Class B1 Certificates"), and the Class 1-B2 and Class 2-B2 Certificates (together, the "Class B2 Certificates"), shall have received Required Ratings of at least "AAA" from each of Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               PAINEWEBBER INCORPORATED



                               By:_________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:______________________________
   Name:
   Title: